Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

PERFORMANCE-BASED VESTING

PAYCOM SOFTWARE, INC.

2014 LONG-TERM INCENTIVE PLAN

1. Award of Performance-Based Restricted Stock Units. Pursuant to the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “Plan”) for Employees, Contractors, and Outside Directors of Paycom Software, Inc., a Delaware corporation (the “Company”), the Company grants to

(the “Participant”)

an Award of performance-based Restricted Stock Units (“PSUs”) in accordance with Section 6.6 of the Plan, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement – Performance-Based Vesting (this “Agreement”). The target number of PSUs granted under this Agreement is                  units (the “Target Units”), with the maximum number of PSUs granted under this Agreement being                  units (all such units being referred to herein as, the “Awarded Units”). Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time. The “Date of Grant” of this Award is February         , 2021.

2. Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of the Agreement, this Agreement shall control. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing. Unless otherwise defined herein, the capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.

3. Vesting of Awarded Units. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Units shall become vested on the applicable Vesting Date (as defined on Exhibit A, attached hereto), based on the achievement of the performance goals and the terms and conditions set forth in Exhibit A (the “Performance Vesting Conditions”). Any Awarded Units which have become vested pursuant to the terms of this Agreement are collectively referred to herein as “Vested PSUs,” and any Awarded Units that, at the particular time of determination, have not become vested in accordance with this Agreement shall be collectively referred to herein as “Non-Vested PSUs.”

4. Forfeiture of Awarded Units. Except as otherwise provided in Section 3 and Exhibit A, upon the Participant’s Termination of Service for any reason, the Participant shall be deemed to have forfeited all of the Participant’s Non-Vested PSUs. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Non-Vested PSUs shall cease and terminate, without any further obligations on the part of the Company.

5. Conversion of Vested PSUs; Payment. Subject to Section 24 hereof, any Awarded Units that vest in accordance with Section 3 and become Vested PSUs shall be converted into shares of Common Stock and paid to the Participant (or in the event of the Participant’s death, to his or her estate) on, or as soon as reasonably practicable after, the applicable Vesting Date (but in any event, within thirty (30) days of the date on which the Awarded Units vest and become Vested PSUs).

6. Dividend Equivalents. If any dividends or other distributions are paid with respect to the shares of Common Stock underlying the Awarded Units while the Awarded Units are outstanding, the dollar amount or Fair Market Value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Awarded Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of the Participant until the date the Awarded Units become Vested PSUs and are converted and paid. Such amounts shall be subject to the same vesting and forfeiture provisions as the Awarded Units to which they relate. Accrued dividends or distributions held pursuant to the foregoing provision with respect to the Awarded Units shall be paid by the Company to the Participant only with respect to Vested PSUs, and on the date such Vested PSUs are converted and paid. Any accrued amounts with respect to Non-Vested PSUs shall be forfeited upon any forfeiture of the related Non-Vested PSUs.

7. No Fractional Shares. Awarded Units may be converted only with respect to full shares (rounded up to the nearest whole share), and no fractional share of Common Stock shall be issued.

8. Nonassignability. This Award and the Awarded Units are not assignable or transferable by the Participant, except by will or by the laws of descent and distribution.

9. Rights as Stockholder. The Participant will have no rights as a stockholder with respect to any shares covered by this Agreement until the issuance of a certificate or certificates to the Participant or the registration of such shares in the Participant’s name for the shares of Common Stock issued upon the conversion of Vested PSUs. The Awarded Units shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 6 and Section 9 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such shares of Common Stock. The Participant, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of shares of Common Stock upon the conversion of Vested PSUs.

10. Adjustment to Number of Awarded Units. The number of shares of Common Stock covered by the Awarded Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan.

11. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

12. Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any such determination by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws.

13. Investment Representation. Unless the shares of Common Stock issued upon the conversion of Vested PSUs are issued to the Participant in a transaction registered under applicable federal and state securities laws, by his or her execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock issued upon the conversion of Vested PSUs is issued to him or her in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

14. Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

15. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

16. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee or as a Contractor or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, or Outside Director at any time.

17. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

18. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

19. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

20. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

21. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A (as defined below). Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

22. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

23. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

24. Notice. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective parties at the following addresses (or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

Notice to the Company shall be addressed and delivered as follows:

Paycom Software, Inc.

7501 W. Memorial Rd.

Oklahoma City, OK 73142

Attn: Chief Financial Officer

Notice to the Participant shall be addressed and delivered as set forth on the signature page.

25. Section 409A. The Award is intended to be exempt from or comply with the requirements of Section 409A of the Code and the rules and regulations issued thereunder (“Section 409A”) and shall be construed accordingly. Notwithstanding any other provision of this Agreement or the Plan to the contrary, with respect to any payments and benefits to which Section 409A applies, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months following the Participant’s separation from service or the Participant’s death. It is intended that each conversion and settlement of shares of Common Stock to be delivered under this Agreement shall be treated as a separate payment for purposes of Section 409A.

26. Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement. The Company, or if applicable, any Subsidiary (for purposes of this Section 26, the term “Company” shall be deemed to include any applicable Subsidiary) shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company may, in its sole discretion and prior to the date of conversion, require the Participant receiving shares of Common Stock upon conversion of Awarded Units to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award. Such payment must be made prior to the delivery of any certificate or the registration of such shares in the Participant’s name for such shares of Common Stock, as follows: (i) if the Participant is a Reporting Participant and/or is subject to the Company’s “Insider Trading Policy” at the time of conversion of Vested PSUs, then the tax withholding obligation must be satisfied by the Company’s withholding of a number of shares to be delivered upon the conversion of such Vested PSUs, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment (the “Net Settlement of Shares”), provided that, the Committee (excluding the Participant if the Participant is a member of the Committee) may, in its sole discretion, instead require the satisfaction of the tax withholding obligation in accordance with (ii)(A), (ii)(B) or (ii)(D) below; or (ii) if the Participant is neither a Reporting Participant nor subject to the Company’s “Insider Trading Policy” at the time of conversion of such Vested PSUs, then such payment may be made (A) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding obligations of the Company; (B) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock, other than Restricted Stock or Common Stock that the Participant has acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding payment; (C) if the Company, in its sole discretion, so consents in writing, by the Net Settlement of Shares; or (D) any combination of (A), (B), or (C). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant; provided, however, if the Participant is a “specified employee” as defined in Section 1.409A-1(i) of the final regulations under Section 409A of the Code who is subject to the six (6) months delay provided for in Section 25 above, the Company shall withhold the number of shares attributable to the employment taxes on the date of the Participant’s Termination of Service and withhold the number of shares attributable to the income taxes on the date which occurs six (6) months following the date of the Participant’s Termination of Service (or, if earlier, the date of death of the Participant).

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

Paycom Software, Inc.

By:

Name:

Title:

PARTICIPANT:

Signature

Name:
Address:

Signature Page to Restricted Stock Unit Award Agreement

– Performance-Based Vesting

Exhibit A

Performance Vesting Conditions

Performance Period:	There are two performance measurement periods: (i) January 1, 2021 – December 31, 2022 (the“2-Year Period”), and (ii) January 1, 2021 – December 31, 2023 (the “3-Year Period,” together with the 2-Year Period, each, a “Performance Period”).

Performance Goals:	The Awarded Units shall vest based on the total stockholder return (“TSR”) ranking of the Company against the Peer Group (as defined below) over the applicable Performance Period (the “Relative TSR”).

Peer Group:	The “Peer Group” shall consist of the companies set forth in Schedule 1 to this Exhibit A, attached hereto. Each member of the Peer Group is, a “Peer Company.”

Vesting Date:	The “Performance Vesting Date” shall be the date on which the Committee determines for the applicable Performance Period, the actual achievement of Relative TSR, which shall occur in the calendar year following the end of the applicable Performance Period (i.e., in 2023 for the 2-Year Period (the “2-Year Vesting Date”) and 2024 for the 3-Year Period (the “3-Year Vesting Date”)), but in no event later than sixty (60) days following the end of the applicable Performance Period, provided that, except as provided below, the Participant is employed by or providing services to the Company on applicable Performance Vesting Date. For purposes of this Agreement, each and any of the Performance Vesting Date (i.e., the 2-Year Vesting Date and the 3-Year Vesting Date), the Death/Disability Vesting Date (as defined below), and the CIC Termination Vesting Date (as defined below), shall be a “Vesting Date”.

Vesting Schedule:	The percentage of the Target Units that will vest on the applicable Performance Vesting Date is based upon the Company’s TSR ranking against the Peer Group over the applicable Performance Period (i.e., the Relative TSR),[1] as set forth in the chart below.

1 For purposes of this Award, the TSR for the Company and each Peer Company shall be calculated by the following formula: TSR = (Ending Stock Price – Beginning Stock Price + Reinvested Dividends) ÷ Beginning Stock Price. The TSR of the Company and each Peer Company shall be adjusted to take into account stock splits, reverse stock splits, and recapitalizations. For purposes of this formula, the following terms shall have the following meanings:

“Beginning Stock Price” means the average VWAP of the Company’s Common Stock or the common stock of the Peer Company, as applicable, during the sixty (60) Trading Day period ending on December 31, 2020.

“Ending Stock Price” means the average VWAP of the Company’s Common Stock or the common stock of the Peer Company, as applicable, during the final sixty (60) Trading Days of the applicable Performance Period (or earlier date if the Performance Period is shortened pursuant to the terms set forth herein). Notwithstanding the foregoing, if the Performance Period is shortened as of the date of a Change in Control of the Company, the Ending Stock Price for the Company shall be based on the consideration received in connection with such Change in Control.

“Reinvested Dividends” means the sum of all dividends which are paid by the Company (or the member of the Peer Group) to its stockholders, assuming such dividends are reinvested in the applicable company, through the applicable Performance Period (or earlier date if the Performance Period is shortened pursuant to the terms set forth herein).

Exhibit A to Restricted Stock Unit Award Agreement – Performance-Based Vesting	A-1

The Committee shall calculate the TSR for the Company and each Peer Company and shall rank the Company and each Peer Company from lowest to highest based on the TSR of each company. The percentile rank of the Company’s TSR will be determined relative to the TSR ranking of each Peer Company within the Peer Group (expressed as a percentage, rounded up or down to the nearest whole number) (the “Company’s Rank”). The Company’s Rank will then be utilized to determine the Payout %, if any, of the Target Units, that will become Vested PSUs, as set forth below:

Performance Level*	Company’s Rank vs. Peer Group (Percentile)	Payout % of Target / Vested PSUs[2]

Below Threshold	< 30th Percentile	0% of the Target Units

Threshold	30th Percentile	50% of the Target Units

Between Threshold and Target	30th to 60th Percentile	50% - 100% of the Target Units

Target	60th Percentile	100% of the Target Units

Between Target and Maximum	60th to 90th Percentile	100% - 250% of the Target Units

Maximum	≥ 90th Percentile	250% of the Target Units
* If the absolute TSR of the Company is negative over the applicable Performance Period, then the Payout % will be capped at 100% of Target Units.

2-Year Vesting Date: On the 2-Year Vesting Date, up to twenty-five percent (25%) of the Target Units (and up to twenty-five percent (25%) of the Awarded Units) shall be eligible to vest based on the Company’s

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable Trading Market or in the applicable securities market.

“Trading Market” means the primary securities exchange on which the Common Stock (or common stock of the Peer Company) is listed or quoted for trading on the date in question.

“VWAP” means the daily volume weighted average price of a share of the Common Stock (or common stock of the Peer Company) for such date on the Trading Market on which the stock is then listed or quoted for trading as reported by Bloomberg L.P. (or successor thereto) using its “Volume at Price” function (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).

2 The Payout % determining the number of Vested PSUs shall be interpolated for Relative TSR performance between the 30th Percentile and the 60th Percentile and between the 60th Percentile and the 90th Percentile (based on whole percentages). For the avoidance of doubt, there will be no payout and no Vested PSUs if the Relative TSR performance level set forth above is less than the 30th Percentile of the Peer Group and the maximum Payout % is 250% (thus, there is no interpolation for performance above the 90th Percentile).

performance over the 2-Year Period. The Committee shall determine the Payout % based on the chart above and multiply such Payout % by twenty-five percent (25%) to determine the number of Target Units that will become Vested PSUs on such 2-Year Vesting Date.

3-Year Vesting Date: On the 3-Year Vesting Date, up to seventy-five percent (75%) of the Target Units (and up to seventy-five percent (75%) of the Awarded Units) shall be eligible to vest based on the Company’s performance over the 3-Year Period. The Committee shall determine the Payout % based on the chart above and multiply such Payout % by seventy-five percent (75%) to determine the number of Target Units that will become Vested PSUs on such 3-Year Vesting Date.

Death / Total and Permanent Disability:	Notwithstanding the foregoing, upon the occurrence of a Termination of Service due to the Participant’s death or Total and Permanent Disability prior to the applicable Performance Vesting Date, any unvested Target Units shall become fully vested as of the date of such Termination of Service (the “Death/Disability Vesting Date”) at the Target performance level for Relative TSR (i.e., 100% of the Target Units).

Retirement:	Notwithstanding the foregoing, in the event of the Participant’s Termination of Service due to Retirement prior to the applicable Performance Vesting Date, the Awarded Units shall remain outstanding and eligible for vesting on the applicable Performance Vesting Date based on the actual achievement of Relative TSR, and pro-rated based on a fraction, determined by the number of completed days of service from the Date of Grant through the date of Retirement over the total number of days in the applicable Performance Period. Any Awarded Units that do not vest on the applicable Performance Vesting Date shall terminate and be forfeited as of the applicable Performance Vesting Date.

Termination of Service without Cause or for Good Reason (without a Change in Control):	Notwithstanding the foregoing, in the event of the Participant’s Termination of Service by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below) prior to the applicable Performance Vesting Date, the Awarded Units shall remain outstanding and eligible for vesting on the applicable Performance Vesting Date based on the actual achievement of Relative TSR, and pro-rated based on a fraction, determined by the number of completed days of service from the Date of Grant through the date of the Participant’s Termination of Service over the total number of days in the applicable Performance Period. Any Awarded Units that do not vest on the applicable Performance Vesting Date shall terminate and be forfeited as of the applicable Performance Vesting Date.

Termination of Service without Cause or for Good Reason (in Connection with or after a Change in Control):	Notwithstanding the foregoing, in the event of the Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason in connection with or during the twelve (12) month period immediately following the consummation of a Change in Control but prior to the applicable Performance Vesting Date, the Awarded Units shall vest, effective as of the date of such Termination of Service (the “CIC Termination Vesting Date”), based on the greater of: (A) the Target performance level for Relative TSR (i.e., 100% of the Target Units), or (B) the actual Relative TSR of the Company against the Peer Group through the date of the Change in Control.

Definitions:	For purposes of this Exhibit A, the following capitalized terms used herein shall have the same meanings set forth below:

“Cause” [shall have the meaning set forth in the Employment Agreement; provided, however, if the Employment Agreement does not define such term or no employment agreement is in effect, the term “Cause”] shall mean: with respect to the Participant, any of the following: (a) the repeated failure of the Participant to perform such duties as are lawfully requested by the Chief Executive Officer, (b) the failure by the Participant to observe all reasonable, lawful material policies of the Company and its subsidiaries applicable to the Participant and communicated to the Participant in writing, (c) any action or omission constituting gross negligence or willful misconduct of the Participant in the performance of his or her duties, (d) the material breach by the Participant of any provision of the Participant’s employment or the breach by the Participant of any non-competition, non-solicitation or similar restrictive agreement with the Company or any of its subsidiaries, (e) any act or omission by the Participant constituting fraud, embezzlement, disloyalty or dishonesty with respect to the Company or its subsidiaries, (f) the use by the Participant of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of the Participant’s duties, or (g) the commission by the Participant of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude.

[“Employment Agreement” means that certain Amended and Restated Executive Employment Agreement by and between the Company and the Participant, dated as of March 9, 2020, as it may be amended from time to time.]

“Good Reason” [shall have the meaning set forth in the Employment Agreement; provided, however, if the Employment Agreement does not define such term or no employment agreement is in effect, the term “Good Reason”] shall mean: a Termination of Service by the Participant due to (a) any material reduction by the Company in the Participant’s base salary without the Participant’s prior consent; or (b) following a Change in Control, any change in the Participant’s status, reporting, duties or position that represents a demotion or diminution from the Participant’s status, reporting, duties or position in effect before such Change in Control. The Participant shall not be deemed to have been terminated for Good Reason unless the Participant delivers to the Company a written notice of termination for Good Reason specifying the alleged Good Reason within thirty (30) days after the Participant first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason, and the Participant resigns within fifteen (15) days after the end of the cure period.

Examples:	Example 1: Following each of the 2-Year Period and the 3-Year Period, the Committee determines on the 2-Year Vesting Date that the Company’s Rank against the Peer Group is in the 29th Percentile, and on the 3-Year Vesting Date that the Company’s Rank against the Peer Group is in the 60th Percentile, respectively. Because the Relative TSR is below the Threshold performance level after the 2-Year Period, the Payout % / Vested PSUs is zero. However, because the Relative TSR is at the Target performance level after the 3-Year Period, the Payout % / Vested PSUs is 75% of the Target Units [= 100% of Target Units x 75% (for 3-Year Period) = 75%] on the 3-Year Vesting Date.

Example 2: Following each of the 2-Year Period and the 3-Year Period, the Committee determines on the 2-Year Vesting Date that the Company’s Rank against the Peer Group is in the 90th Percentile, and on the 3-Year Vesting Date that the Company’s Rank against the Peer Group is in the 60th Percentile, respectively. Because the Relative TSR is at the Maximum performance level after the 2-Year Period, the Payout % / Vested PSUs is 62.5% of the Target Units [= 250% of Target Units x 25% (for 2-Year Period) = 62.5%] on the 2-Year Vesting Date. Further, because the Relative TSR is at the Target performance level after the 3-Year Period, the Payout % / Vested PSUs is an additional 75% of the Target Units [= 100% of Target Units x 75% (for 3-Year Period) = 75%] on the 3-Year Vesting Date.

Example 3: Following each of the 2-Year Period and the 3-Year Period, the Committee determines on the 2-Year Vesting Date that the Company’s Rank against the Peer Group is in the 90th Percentile, and on the 3-Year Vesting Date that the Company’s Rank against the Peer Group is in the 95th Percentile, respectively. Because the Relative TSR is at the Maximum performance level after the 2-Year Period, the Payout % / Vested PSUs is 62.5% of the Target Units [= 250% of Target Units x 25% (for 2-Year Period) = 62.5%] on the 2-Year Vesting Date. Further, because the Relative TSR is above the Maximum performance level after the 3-Year Period, the Payout % / Vested PSUs is capped at Maximum for an additional 187.5% of the Target Units [= 250% of Target Units x 75% (for 3-Year Period) = 187.5%] on the 3-Year Vesting Date.

Schedule 1 to Exhibit A

Peer Group

The Peer Group shall consist of the companies listed below, provided that, except as provided below, the common stock of each company is continually listed or traded on a Trading Market from the first day of the applicable Performance Period through the last Trading Day of the applicable Performance Period:

Accenture plc	International Business Machines Corporation
Adobe Inc.	Intuit Inc.
Akamai Technologies, Inc.	Jack Henry & Associates, Inc.
ANSYS, Inc.	Leidos Holdings, Inc.
Autodesk, Inc.	Mastercard Incorporated
Automatic Data Processing, Inc.	Microsoft Corporation
Broadridge Financial Solutions, Inc.	NortonLifeLock Inc.
Cadence Design Systems, Inc.	Oracle Corporation
Citrix Systems, Inc.	Paychex, Inc.
Cognizant Technology Solutions Corporation	PayPal Holdings, Inc.
DXC Technology Company	salesforce.com, inc.
Fidelity National Information Services, Inc.	ServiceNow, Inc.
Fiserv, Inc.	Synopsys, Inc.
FLEETCOR Technologies, Inc.	The Western Union Company
Fortinet, Inc.	Tyler Technologies, Inc.
Gartner, Inc.	VeriSign, Inc.
Global Payments Inc.	Visa Inc.

The Peer Group shall be subject to the following adjustments:

1. If during the Performance Period, the common stock of a Peer Company ceases to be publicly-traded on a Trading Market by reason of a merger, acquisition, spin-off, going-private transaction or other similar corporate transaction, or in the event of a public announcement during the Performance Period of any such transaction that has not closed by the end of the applicable Performance Period, such company shall be disregarded and shall not be considered Peer Company for the entirety of the applicable Performance Period.

2. If during the Performance Period, the common stock of a Peer Company ceases to be publicly-traded on a Trading Market by reason of exchange delisting, bankruptcy, liquidation or dissolution of the company, such Peer Company shall remain as part of the Peer Group for the entirety of the applicable Performance Period and be designated with a TSR of negative one hundred percent (-100%).

Schedule 1 to Exhibit A to the

Restricted Stock Unit Award Agreement – Performance-Based Vesting